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                                                              EXHIBIT (a)(5)(ix)

A registration statement relating to the securities proposed to be issued in the Offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be sold nor may offers to buy such securities be accepted prior to the time the registration statement becomes effective. This announcement is not an offer to sell or the solicitation of an offer to buy such securities nor shall there be any sale thereof in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of NNG by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                    Notice of Offer to Purchase or Exchange
                     Each Outstanding Share of Common Stock
                       (together with associated rights)

                                       of

                            Litton Industries, Inc.

 for any of the following, at the election of tendering holders of Common Stock

                $80.00 net, in cash, not subject to proration or

$80.25 in market value (as described below) of shares of NNG, Inc. Common Stock,

                            subject to proration or

  0.80 shares of NNG, Inc. Series B Preferred Stock, subject to proration and

        Each Outstanding Share of Series B $2 Cumulative Preferred Stock

                                       of

                            Litton Industries, Inc.
               for $35.00 net, in cash, not subject to proration

                                       by

                                    NNG,Inc.
                          a wholly owned subsidiary of

                          Northrop Grumman Corporation

     Immediately prior to the acceptance of shares pursuant to the Offer, NNG,Inc. will become a holding company for Northrop Grumman Corporation and will change its name to "Northrop Grumman Corporation." At such time, the present Northrop Grumman Corporation will change its name to "Northrop Grumman Operations Corporation."

     The number of shares of NNG common stock exchanged for each Common Share will be determined by dividing $80.25 by the average of the closing prices of Northrop Grumman common stock for the five consecutive trading days ending two trading days prior to the expiration of the Offer. The Offer is made upon the terms and subject to the conditions set forth in the Offer to Purchase or Exchange, dated February 1, 2001 (the "Offer to Purchase or Exchange"), and in the related Letter of Transmittal for the Common Shares and the related Letter of Transmittal for the Preferred Shares (each individually, a "Letter of Transmittal," together, the "Letters of Transmittal," and which, together with the Offer to Purchase or Exchange, as each may be amended or supplemented from time to time, collectively constitute the "Offer"). As used herein, the term "Common Shares" refers to the common stock of Litton and the term "Preferred Shares" refers to the Series B $2 Cumulative Preferred Stock of Litton.

     Only 13,000,000 shares of NNG common stock and 3,500,000 shares of NNG Series B Preferred Stock are available for exchange in the Offer. If tendering Litton stockholders elect to receive more than such amounts, such elections will be subject to pro rata reduction based on the number of shares covered thereby, as described in the Offer to Purchase or Exchange.

     Tendering stockholders who have Common Shares and/or Preferred Shares registered in their names and who tender directly will not be charged brokerage fees or commissions or, subject to the instructions in the Letters of Transmittal, transfer taxes on the exchange of Common Shares and/or Preferred Shares pursuant to the Offer. Stockholders who hold their Common Shares and/or Preferred Shares through a broker or bank should consult such institution as to whether it charges any service fees. Northrop Grumman or NNG will pay all charges and expenses of the Depositary, the Information Agent and the Dealer Manager (each as defined below) incurred in connection with the Offer.

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     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON THURSDAY, MARCH 1, 2001, UNLESS THE OFFER IS EXTENDED.
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     The Offer is being made pursuant to an Amended and Restated Agreement and
Plan of Merger, dated as of January 23, 2001 (the "Merger Agreement"), among Northrop Grumman, NNG, LII Acquisition Corp. and Litton, pursuant to which, after completion of the Offer, LII Acquisition Corp. will be merged with and into Litton (the "Merger") and Litton will be the surviving corporation. On the effective date of the Merger, each outstanding Common Share (other than Common Shares held by NNG, Northrop Grumman and their respective subsidiaries or by stockholders who have properly perfected appraisal rights under Delaware law) will by virtue of the Merger, and without any action by the holder thereof, be cancelled and converted into the right to receive $80.00 per Common Share in cash, or any higher cash price paid pursuant to the Offer, without interest. Each Preferred Share not accepted for payment in the Offer will remain outstanding after the Merger, without change, as a share of the Series B $2 Cumulative Preferred Stock of Litton. The Merger Agreement is more fully described in the Offer to Purchase or Exchange.

     THE DIRECTORS OF LITTON PRESENT AT A DULY CALLED SPECIAL MEETING OF THE BOARD OF DIRECTORS (I) UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, (II) UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF COMMON SHARES, AND (III) UNANIMOUSLY RECOMMEND THAT THE COMMON STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER. THE BOARD OF DIRECTORS OF LITTON IS NOT MAKING ANY RECOMMENDATION TO HOLDERS OF PREFERRED SHARES AS TO WHETHER THEY SHOULD ACCEPT THE OFFER AND TENDER THEIR PREFERRED SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A TOTAL OF AT LEAST 25,646,399 COMMON SHARES AND PREFERRED SHARES, WHICH REPRESENTS A MAJORITY OF THE TOTAL OUTSTANDING COMMON SHARES AND PREFERRED SHARES ON A FULLY-DILUTED BASIS, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED AND, TO THE EXTENT REQUIRED, THE APPROVAL OF THE MERGER BY THE COMMISSION OF THE EUROPEAN UNION UNDER REGULATION (EEC) NO. 4064/89 OF THE COUNCIL OF THE EUROPEAN UNION, AND (III) THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, RELATING TO THE SECURITIES TO BE ISSUED IN THE OFFER, SHALL HAVE BECOME EFFECTIVE. THE OFFER ALSO IS SUBJECT TO OTHER TERMS AND CONDITIONS.

     For purposes of the Offer, NNG will be deemed to have accepted for payment or exchange (and thereby purchased) Common Shares and Preferred Shares validly tendered and not withdrawn as, if and when NNG gives oral or written notice to EquiServe Trust Company, N.A. (the "Depositary") of its acceptance for payment or exchange of such Common Shares and Preferred Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for or exchange of Common Shares and Preferred Shares accepted for payment or exchange pursuant to the Offer will be made by deposit of the purchase price therefor or certificates representing shares of NNG common stock or NNG preferred stock exchangeable therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payments or certificates representing shares of NNG common stock or NNG preferred stock from NNG and transmitting such payments or delivering such certificates to tendering stockholders whose Common Shares and/or Preferred Shares have been accepted for payment or exchange. In all cases, payment for Common Shares and Preferred Shares accepted for payment or exchange pursuant to the Offer (and delivery of certificates representing shares of NNG common stock and NNG preferred stock issued pursuant to the Offer) will be made only after timely receipt by the Depositary of (i) certificates representing the Common Shares and/or Preferred Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase or Exchange) with respect to such Common Shares and/or Preferred Shares, (ii) a Letter of Transmittal to tender Common Shares and/or a Letter of Transmittal to tender Preferred Shares (or a manually signed facsimile therof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase or Exchange) in lieu of such Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

     UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED COMMON SHARES AND TENDERED PREFERRED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     For United States federal income tax purposes, it is expected that: Litton stockholders who receive only cash for their Common Shares or Preferred Shares pursuant to the Offer will recognize any gain or loss on the exchange; holders of Common Shares who receive solely shares of NNG Common Stock or NNG Series B Preferred Stock pursuant to the Offer will recognize neither gain nor loss; and holders of Common Shares who receive a combination of cash and NNG stock pursuant to the Offer will not recognize any loss and will recognize gain not in excess of the total amount of cash received.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission, applicable law and the terms of the Merger Agreement, NNG expressly reserves the right, in its sole discretion, at any time, from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as possible by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer is scheduled to expire. During any such extension, all Common Shares and Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw its Common Shares and/or Preferred Shares.

     Tenders of Common Shares and Preferred Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after Tuesday, March 6, 2001, unless theretofore accepted for payment as provided in the Offer to Purchase or Exchange.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal containing the information and satisfying the requirements set forth in the Offer to Purchase or Exchange must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase or Exchange.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase or Exchange and is incorporated herein by reference.

     Litton has provided NNG with Litton's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. The Offer to Purchase or Exchange, the related Letters of Transmittal and other relevant materials will be mailed to record holders of Common Shares and Preferred Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Shares and Preferred Shares.

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     THE OFFER TO PURCHASE OR EXCHANGE AND THE LETTERS OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. SUCH DOCUMENTS MAY BE EXAMINED AT THE WEB SITE OF THE SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV.
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     Questions and requests for assistance may be directed to the Information
Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may request additional copies of the Offer to Purchase or Exchange, the related Letters of Transmittal and other tender offer materials from the Information Agent, the Dealer Manager or their broker, dealer, commercial bank or trust company. Such additional copies will be furnished at NNG's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Common Shares and/or Preferred Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                          17 State Street, 10th Floor
                            New York, New York 10004
                Brokers and Bankers Call Collect: (212) 440-9800
                     All Others Please Call: (800) 223-2064

                      The Dealer Manager for the Offer is:

                              Salomon Smith Barney
                              388 Greenwich Street
                            New York, New York 10013
                         Call Toll-Free (877) 319-4978
February 1, 2001